Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
FOR IMMEDIATE RELEASE
Donald B. Rice Elected to Chevron Board of Directors
     SAN RAMON, Calif., Sept. 28, 2005 — Chevron Corporation (NYSE: CVX) today announced that Donald B. Rice has been elected to the Chevron board of directors. Rice was a member of Unocal Corporation’s board of directors until the recent acquisition by Chevron. Rice also serves on the board of directors of Amgen; Inc.; Wells Fargo & Company; and Vulcan Materials Company. He is a trustee of the RAND Corporation and chairman of the board of governors of the Pardee RAND Graduate School.
     Rice, 66, is chairman, chief executive officer, president and co-founder of Agensys, Inc., a leading biotechnology company specializing in cancer treatments. Rice co-founded Agensys, Inc., in late 1996 with a team of University of California, Los Angeles, oncologists and cancer scientists to develop innovative cancer therapeutics.
     Prior to Agensys, Inc., Rice was president and chief operating officer of Teledyne, Inc., from March 1993 to August 1996. He served as secretary of the Air Force from 1989 to 1993. Rice was president and chief executive officer of the RAND Corporation from 1972 to 1989. He also served as assistant director of the Office of Management and Budget in the White House from 1970 to 1972.
     In 1961, Rice earned a bachelor’s degree in chemical engineering from the University of Notre Dame. He received a master’s degree in industrial management in 1962 and a doctorate in economics in 1965 from Purdue University. Rice is the recipient of numerous awards, including five honorary doctorates.
     Chevron Corporation is one of the world’s leading energy companies. With more than 53,000 employees, Chevron subsidiaries conduct business in approximately 180 countries around the world, producing and transporting crude oil and natural gas, and refining, marketing and distributing fuels and other energy products. Chevron is based in San Ramon, Calif. More information on Chevron is available at www.chevron.com.
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Contact: Camille Priselac  -   +1 925-842-2583